                                                                   EXHIBIT 10.33


================================================================================



                                U.S. $100,000,000


                                CREDIT AGREEMENT


                                   Dated as of


                                 August 18, 1999


                                      Among


                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY


                           THE BANKS SIGNATORY HERETO,


                                BANK OF MONTREAL,
                      as Arranger and Administrative Agent


                                       and


                               FLEET NATIONAL BANK
                             as Documentation Agent



================================================================================

                                TABLE OF CONTENTS

                                                                                  PAGE
SECTION 1.          REVOLVING CREDIT FACILITY ..................................    1

   Section 1.1.     General Terms ..............................................    1
   Section 1.2.     Minimum Borrowing Amounts ..................................    1
   Section 1.3.     Manner of Borrowing ........................................    1

SECTION 2.          INTEREST ...................................................    2

   Section 2.1.     Domestic Rate Loans ........................................    2
   Section 2.2.     Eurodollar Loans ...........................................    3
   Section 2.3.     Default Rate ...............................................    5
   Section 2.4.     Rate Determinations ........................................    5
   Section 2.5.     Funding Indemnity ..........................................    5
   Section 2.6.     Change of Law ..............................................    5
   Section 2.7.     Unavailability of Deposits or Inability to Ascertain
                        LIBOR Rate .............................................    6
   Section 2.8.     Increased Cost and Reduced Return ..........................    6
   Section 2.9.     Lending Offices ............................................    7
   Section 2.10.    Discretion of Bank as to Manner of Funding .................    7
   Section 2.11.    Exemptions from Withholding ................................    7

SECTION 3.          OTHER PROVISIONS APPLICABLE TO ALL LOANS ...................    8

   Section 3.1.     Maturity of Loans ..........................................    8
   Section 3.2.     The Notes ..................................................    8
   Section 3.3.     Commitment Fee .............................................    8
   Section 3.4.     Administrative Agent's Fee .................................    9
   Section 3.5.     Voluntary Prepayments ......................................    9
   Section 3.6.     Terminations ...............................................    9
   Section 3.7.     Capital Adequacy ...........................................    9
   Section 3.8.     Place and Application of Payments ..........................   10
   Section 3.9.     Funding by Administrative Agent ............................   10

SECTION 4.          REPRESENTATIONS AND WARRANTIES .............................   11

   Section 4.1.     Corporate Organization and Authority .......................   11
   Section 4.2.     Financial Statements .......................................   11
   Section 4.3.     Full Disclosure ............................................   12
   Section 4.4.     Restrictions on the Company ................................   12
   Section 4.5.     Pending Litigation .........................................   12
   Section 4.6.     Licenses and Franchises ....................................   12
   Section 4.7.     Financing is Legal and Authorized ..........................   12
   Section 4.8.     Agreement and Notes Valid and Binding ......................   13
   Section 4.9.     No Defaults ................................................   13

   Section 4.10.    Governmental Consent .......................................   13
   Section 4.11.    Taxes ......................................................   13
   Section 4.12.    Not an Investment Company ..................................   13
   Section 4.13.    Use of Proceeds ............................................   13
   Section 4.14.    ERISA ......................................................   13
   Section 4.15.    Compliance with Law ........................................   14
   Section 4.16.    Pari Passu .................................................   14
   Section 4.17.    Ratings ....................................................   14
   Section 4.18.    Year 2000 Compliance .......................................   14

SECTION 5.          CONDITIONS PRECEDENT .......................................   14

   Section 5.1.     Conditions to Effectiveness ................................   14
   Section 5.2.     All Loans ..................................................   15

SECTION 6.          COMPANY COVENANTS ..........................................   15

   Section 6.1.     Corporate Existence, Etc. ..................................   15
   Section 6.2.     Insurance ..................................................   16
   Section 6.3.     Taxes, Compliance with Laws ................................   16
   Section 6.4.     Maintenance of Properties ..................................   16
   Section 6.5.     Nature of Business .........................................   16
   Section 6.6.     Reports and Rights of Inspection ...........................   16
   Section 6.7.     Limitation on Liens ........................................   18
   Section 6.8.     Total Debt to Capital ......................................   19
   Section 6.9.     Risk Based Capital .........................................   20
   Section 6.10.    ERISA Compliance ...........................................   20
   Section 6.11.    Mergers, Consolidations and Sales of Assets ................   20
   Section 6.12.    Year 2000 Assessment .......................................   21

SECTION 7.          EVENTS OF DEFAULT AND REMEDIES .............................   21

   Section 7.1.     Events of Default ..........................................   21
   Section 7.2.     Non-Bankruptcy Defaults ....................................   22
   Section 7.3.     Bankruptcy Defaults ........................................   23

SECTION 8.          DEFINITIONS; INTERPRETATION OF AGREEMENT ...................   23

    Section 8.1.    Definitions ................................................   23
    Section 8.2.    Accounting Principles ......................................   28
    Section 8.3.    Moody's Ratings and S&P Ratings ............................   28
    Section 8.4.    Directly or Indirectly .....................................   28

SECTION 9.          THE AGENTS FOR THE BANKS ...................................   29

   Section 9.1.     Appointment and Duties .....................................   29
   Section 9.2.     Sufficiency of the Agreement ...............................   29
   Section 9.3.     Independent Investigation ..................................   29
   Section 9.4.     Agents as Banks ............................................   29

   Section 9.5.     Indemnification of Agents ..................................   30
   Section 9.6.     Refusal to Act .............................................   30
   Section 9.7.     Successor Agent ............................................   30

SECTION 10.         MISCELLANEOUS ..............................................   30

   Section 10.1.    Waiver of Rights ...........................................   30
   Section 10.2.    Non-Business Day ...........................................   31
   Section 10.3.    Documentary Taxes ..........................................   31
   Section 10.4.    Survival of Representations ................................   31
   Section 10.5.    Survival of Indemnities ....................................   31
   Section 10.6.    Set-off Sharing ............................................   31
   Section 10.7.    Notices ....................................................   32
   Section 10.8.    Counterparts ...............................................   32
   Section 10.9.    Successors and Assigns .....................................   32
   Section 10.10.   Participants ...............................................   32
   Section 10.11.   Assignment Agreements ......................................   32
   Section 10.12.   Costs and Expenses .........................................   33
   Section 10.13.   Amendments and Waivers .....................................   34
   Section 10.14.   Governing Law ..............................................   34
   Section 10.15.   Entire Agreement ...........................................   34
   Section 10.16.   Headings and Severability ..................................   34
   Section 10.17.   Consent to Jurisdiction ....................................   34
   Section 10.18.   Waiver of Trial by Jury ....................................   34

Exhibit A - Note
Exhibit B - Description of Closing Opinion of Counsel for the Company Exhibit C - Borrowing Certificate
Schedule 4.3 - Full Disclosure
Schedule 4.5 - Material Pending or Threatened Litigation

To each of the Banks which
are or become parties hereto:

Ladies and Gentlemen:

         The undersigned, Phoenix Home Life Mutual Insurance Company, a New York mutual insurance company (the "Company"), applies to you for your several commitments to extend credit to it on and subject to the terms and conditions hereinafter set forth.

SECTION 1.        REVOLVING CREDIT FACILITY.

         Section 1.1. General Terms. Subject to and on the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a "Loan" and collectively the "Loans") to the Borrower from time to time prior to the Termination Date on a revolving basis not at any time exceeding in the aggregate the amount of its commitment as set forth on the applicable signature page hereof or on an Assignment Agreement to which it is a party, all as reduced from time to time pursuant to Section 3.6 hereof (its "Commitment" and cumulatively for all the Banks the "Commitments"). The aggregate principal amount of all Loans outstanding at any one time shall not exceed the Commitments as then in effect. Each Borrowing of Loans shall be made ratably from the Banks in proportion to the amounts of their Commitments. The Company may elect that any Borrowing be made available by means of (i) Domestic Rate Loans or (ii) Eurodollar Loans, which Loans may be repaid and the principal amount thereof reborrowed through the Termination Date, subject to all reductions in the Commitments permitted by Section 3.6 hereof and all other terms and conditions hereof. The Borrower promises to pay interest on each Loan made to it at the rates and times provided in Section 2 hereof.

         Section 1.2. Minimum Borrowing Amounts. Each Borrowing of Domestic Rate Loans shall be in an amount not less than $5,000,000, and each Borrowing of Eurodollar Loans shall be in an amount not less than $10,000,000.

         Section 1.3. Manner of Borrowing.

         (a) Notice to the Agent. The Company shall give telephonic, telex or telecopy notice to the Administrative Agent (which notice shall be irrevocable once given and if by telephone shall be promptly confirmed in writing) by no later than 10:00 A.M. (New York time) (i) on the date at least three (3) Business Days prior to the date of each requested Borrowing of Eurodollar Loans and (ii) on the date at least one (1) Business Day prior to the date of each requested Borrowing of Domestic Rate Loans. Each such notice shall specify the date of the requested Borrowing (which shall be a Business Day), the amount of the requested Borrowing, the type of Loans to comprise such Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telex or telegraphic notice given by any person which it in good faith believes is an Authorized Representative without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if the Agent has acted in reliance thereon.

         (b) Notice to the Banks. The Administrative Agent shall give telephonic, telex, telecopy or facsimile notice to each of the Banks of any Borrowing request received pursuant to Section 1.3(a) hereof by the close of business on the date the Administrative Agent received the Company's request and, if such notice requests the Banks to make Eurodollar Loans, the Administrative Agent shall give notice to the Company and each of the Banks by like means of the interest rate applicable thereto, on the day the Administrative Agent has made such determination.

         (c) Failure to Notify. In the event the Company fails to give notice pursuant to Section 1.3(a) hereof of the reborrowing of the principal amount of any maturing Borrowing of Eurodollar Loans and has not notified the Administrative Agent by 10:00 A.M. (New York time) on the day such Borrowing matures that it intends to repay such Borrowing, the Company shall be deemed to have requested a Borrowing of Domestic Rate Loans on such day in the amount of the maturing Borrowing of Eurodollar Loans.

         (d) Disbursement. Not later than noon (New York time) on the date of any Borrowing, each Bank shall make available its Loan in funds immediately available in Chicago, Illinois, at the office of the Administrative Agent in Chicago, except to the extent such Borrowing is a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Eurodollar Loans (a "Refunding Borrowing"), in which case each Bank shall record the Loan made by it as a part of such Refunding Borrowing on its books or records or on a schedule to the Note held by it, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Eurodollar Loan through the proceeds of such new Loan. Subject to Section 5 hereof, the Administrative Agent shall make the proceeds of each Borrowing other than Refunding Borrowings available to the Company at the Administrative Agent's office in Chicago, Illinois.

SECTION 2.        INTEREST.

         Section 2.1. Domestic Rate Loans. Each Domestic Rate Loan made by a Bank shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (except when clause (ii) of the definition of the term "Domestic Rate" is applicable, in which case the computation shall be made on the basis of a year of 360 days for the actual number of days elapsed) on the unpaid principal amount thereof from time to time outstanding from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum, determined daily, equal to the Domestic Rate from time to time in effect, due and payable on the last day of each March, June, September and December, and at maturity (whether by acceleration or otherwise).

         "Domestic Rate" means for any day the greater of:

                  (i) the rate of interest announced by Bank of Montreal from time to time as its prime commercial rate for United States Dollar loans made in the United States (it being understood that such rate may not be such Bank's best or lowest rate), with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; and

                  (ii) the sum of (x) the rate for that day set forth opposite the caption "Federal Fund (Effective)" in the daily statistical release designated as "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, the arithmetic average of the rates determined by the Agent as the prevailing rates per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) bid at approximately 11:00 A.M. (New York time) (or as soon thereafter as is practicable) on such day by two or more New York Federal funds dealers of recognized standing selected by the Administrative Agent for the purchase at face value of overnight Federal funds in an amount comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus
         (y) 1/2 of 1%.

         Section 2.2. Eurodollar Loans. Each Eurodollar Loan made by a Bank shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from time to time outstanding from the date of the Borrowing of such Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Eurodollar Margin plus the Adjusted LIBOR Rate, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on the date occurring three months after the date of the Borrowing of such Loan. The interest rate applicable to a Eurodollar Loan shall be fixed during the Interest Period applicable to such Loan except as expressly provided below with respect to adjustments for changes in the Applicable Eurodollar Margin or the Eurodollar Reserve Percentage applicable to such Loan.

         "Adjusted LIBOR Rate" means a rate per annum determined in accordance with the following formula:

         Adjusted LIBOR Rate =                    LIBOR Rate
                                    --------------------------------------
                                     100% - Eurodollar Reserve Percentage

         "LIBOR Rate" means, for any Interest Period applicable to a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards or downwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major lenders in the interbank eurodollar market selected by the Administration Agent for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent during such Interest Period. "LIBOR Index Rate" means for any Interest Period applicable to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period.

         "Eurodollar Reserve Percentage" means, for any day during an Interest Period for a Borrowing of Eurodollar Loans, the maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed on such day by the Board of Governors of the Federal Reserve System (or any successor) on "Eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined on any category of extension of credit or other assets that include loans by non-United States offices of any Bank to United States residents) subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. The Adjusted LIBOR Rate shall automatically be adjusted as of the date of any change in the Eurodollar Reserve Percentage.

         "Applicable Eurodollar Margin" means the applicable rate per annum specified below:

         when:

                                                                    APPLICABLE
                                                           AND      EURODOLLAR
               S&P                         MOODY'S                  MARGIN SHALL
CATEGORY       RATING IS                   RATING IS                BE
   a.          AA              and         Aa2                      .22%
               or higher                   or higher
   b.          AA-             and         Aa3                      .26%

   c.          A+              and         A1                       .30%

   d.          A               or          A2                       .34%
               or lower                    or lower

provided, however, that the foregoing is subject to the following:

                  (i) in order to qualify for a particular category of Applicable Eurodollar Margin both the Moody's Rating and the S&P Rating required for that category of Applicable Eurodollar Margin must be attained and, accordingly, if one rating is lower than the other, the Applicable Eurodollar Margin shall be determined on the basis of the lower of the two ratings; and

                  (ii) changes in the Applicable Eurodollar Margin resulting from a change in the S&P Rating or the Moody's Rating shall become effective on the date of the relevant change.

         Section 2.3. Default Rate. If and so long as an Event of Default has occurred and is continuing, each Loan shall bear interest (computed on the same basis as in effect thereon at the time of such default) payable on demand, at a rate per annum equal to:

                  (a) with respect to any Domestic Rate Loan, the sum of two percent (2%) per annum plus the Domestic Rate from time to time in effect; and

                  (b) with respect to any Eurodollar Loan the sum of two percent
         (2)% per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Domestic Rate from time to time in effect.

         Section 2.4. Rate Determinations. The Agent shall determine each interest rate applicable to the Loans hereunder in accordance herewith, and its determination thereof shall be conclusive and binding except in the case of manifest error or willful misconduct.

         Section 2.5. Funding Indemnity. In the event any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank, and any loss of profit) as a result of:

                  (a) any payment or prepayment of a Eurodollar Loan on a date other than the last day of its Interest Period or its due date for any reason and whether or not such payment is required to be made under this Agreement;

                  (b) any failure (because of a failure to meet the conditions of Section 5 hereof or otherwise) by the Company to borrow a Eurodollar Loan on the date specified in a notice given pursuant to this Agreement; or

                  (c) any failure by the Company to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise),

then, upon the demand of such Bank, the Company shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the the Company a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and such certificate shall be deemed prima facie correct.

         Section 2.6. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurodollar Loans or to give effect to its obligations to make Eurodollar Loans as contemplated hereby, such Bank shall promptly give notice thereof to the Company and the Administrative Agent and such Bank's obligations to make or maintain Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans. To the extent required to comply with any such law as changed, the Company shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Bank under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Company may then elect to borrow the principal amount of the affected Eurodollar Loan from such Bank by means of a Domestic Rate Loan from such Bank that shall not be made ratably by the Banks but only from such affected Bank. During the period when it is unlawful for any Bank to make Eurodollar Loans, Loans shall continue to be made in such a manner so that the percentage of each Bank's Commitment use is identical, but the Banks affected by such illegality shall make their share of each Borrowing which has been requested in the form of Eurodollar Loans available in the form of a Domestic Rate Loan.

         Section 2.7. Unavailability of Deposits or Inability to Ascertain LIBOR Rate. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans the Agent is advised by the Required Banks that deposits in United States Dollars (in the applicable amounts) are not being offered to the Required Banks in the relevant market for such Interest Period or that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate does not adequately reflect the cost to the Required Banks of funding their Eurodollar Loans, then the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Eurodollar Loans, shall be suspended.

         Section 2.8. Increased Cost and Reduced Return. If the adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                  (a) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payment to any Bank (or its Lending Office) of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes involving the imposition or increase of a tax on the overall net income or gross receipts of such Bank or its Lending Office and imposed by the jurisdiction or any political subdivision or taxing authority thereof, in which such Bank's principal executive office or its Lending Office is located); or

                  (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirements (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Eurodollar Loan any such requirement included in the applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the United States market for certificates of deposit or the offshore interbank market any other condition affecting its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note with respect thereto, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. A certificate of any Bank claiming compensation under this Section
2.8 and setting forth the additional amount or amounts to be paid to it hereunder shall be prima facie correct. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         Section 2.9. Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Company and the Administrative Agent (but such funds shall in any event be made available to the Borrower at the office of the Agent as herein provided for).

         Section 2.10. Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations under this Agreement shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

         Section 2.11. Exemptions from Withholding. (a) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank, including fees, pursuant to this Agreement and its Loans) or Form 4224 (in duplicate) (relating to all amounts to be received by such Bank, including fees, pursuant to this Agreement and its Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each such Bank shall submit such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and duly updated forms as the Company or Administrative Agent may notify such Bank are required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to this Agreement or the Loans.

         (b) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit any form or certificate that such Bank is obligated to submit pursuant to subsection (a) of this Section 2.11 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Company and the Administrative Agent of such fact and such Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable. In the event any Bank so notifies the Company and the Administrative Agent, such Bank agrees that it will at any time thereafter at the request of the Company assign its Notes and rights and obligations hereunder to another lender designated by the Company and approved by the Administrative Agent (which approval will not be unreasonably withheld) under and pursuant to Section 10.11 hereof (except that the $2,500,000 assignment minimum shall not apply) upon payment to it of the amount of principal and accrued and unpaid interest and fees owing it as of the date such assignment becomes effective and any amount which would be due it hereunder had its Eurodollar Loans been prepaid rather than assigned.

SECTION 3.        OTHER PROVISIONS APPLICABLE TO ALL LOANS.

         Section 3.1. Maturity of Loans. Each Eurodollar Loan shall mature and become due and payable on the last day of the Interest Period applicable thereto, provided that, subject to the terms and conditions of this Agreement, such Eurodollar Loan may be refunded through a Refunding Borrowing. Each Domestic Rate Loan shall mature and become due and payable on the Termination Date.

         Section 3.2. The Notes. (a) All Loans made to the Company by a Bank shall be evidenced by a promissory note of such Borrower in the form of Exhibit A hereto (individually a "Note" and collectively the "Notes"), each such Note to be dated the date hereof, payable to the order of the applicable Bank in the principal amount of its Commitment and otherwise in the form of Exhibit A hereto.

         (b) Each Bank shall record on its books and records or on a schedule to its Note the amount of each Loan made by it to the Company, the Interest Period and/or maturity date thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan and, in respect of any Eurodollar Loan, the interest rate and Interest Period applicable thereto; provided that prior to the transfer of any Note such information relating to any outstanding Loans made by such Bank shall be recorded on the back of such Note or on a schedule to such Note. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower hereunder or under any Note.

         Section 3.3. Commitment Fee. For the period from the date hereof to and including the Termination Date, the Company shall pay to the Administrative Agent for the ratable account of the Banks a commitment fee at the rate of .07% per annum (computed on the basis of a year of

365/366 days for the actual number of days elapsed) on the average daily unused amount of the Commitments, such fee to be payable in arrears on the last Business Day of each March, June, September and December to and including, and on, the Termination Date provided that if the Commitments terminate in whole or in part prior to the Termination Date any accrued and unpaid Commitment fee on the amount of the Commitments so terminated shall be paid on the date of such termination.

         Section 3.4. Administrative Agent's Fee. The Company shall pay to the Administrative Agent for its own use and benefit such agency and other fees as the Company and the Administrative Agent may mutually agree.

         Section 3.5. Voluntary Prepayments. The Company shall have the privilege of prepaying the Notes issued by it in whole or in part (but if in part then in an aggregate minimum amount for all Banks of $10,000,000) at any time upon one Business Day's prior notice to the Administrative Agent (such notices, if received subsequent to 10:00 A.M. New York time on a given day, to be treated as though received at the opening of business on the next Business
Day), which shall promptly so notify the Banks, by paying to the Administrative Agent for the account of the Banks the principal amount to be prepaid and (i) if such prepayment prepays the Notes in full or is a prepayment of a Eurodollar Loan, accrued interest thereon to the date fixed for prepayment and (ii) any amount due the Banks under Section 2.5 hereof.

         Section 3.6. Terminations. The Company shall have the privilege at any time and from time to time upon three (3) Business Days' prior notice to the Administrative Agent (which shall promptly notify the Banks) to ratably terminate the Commitments in whole or in part (but if in part then in a minimum amount of $5,000,000 or an integral multiple thereof) and on the date of termination and as a condition thereto the Company shall pay to the Administrative Agent for the account of the Banks (i) any amount due under
Section 3.3 hereof in respect of such termination and (ii) the amount necessary to reduce the unpaid principal balance of the Notes to the amount of the Commitments as so reduced, together with interest thereon if such amount prepays the Notes in full or prepays a Eurodollar Loan and with any amount due the Banks under Section 2.5 hereof. No termination of the Commitments may be reinstated.

         Section 3.7. Capital Adequacy. If any Bank shall determine that any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its Commitment or other obligations hereunder or credit extended by it hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time as specified by such Bank the Company shall pay to such Bank, such additional amount or amounts as will compensate such Bank for such reduction. A certificate of any Bank claiming compensation under this Section
3.7 and setting forth the additional amount or amounts to be paid to it hereunder shall be prima facie evidence thereof. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         Section 3.8. Place and Application of Payments. All payments of principal of and interest on the Loans and all payments of commitment fees and all other amounts payable under this Agreement shall be made to the Administrative Agent by no later than 11:00 a.m. (New York time) at the principal office of the Administrative Agent in Chicago, Illinois (or such other location in the State of Illinois or New York as the Agent may designate to the Borrower) for the benefit of the Banks. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (other than taxes on the overall income or gross receipts of any Bank or its Lending Office and imposed by the jurisdiction or any political subdivision or taxing authority thereof, in which such Bank's principal executive office or its Lending Office is located). The Administrative Agent will on the day such funds are received, subject to unavoidable delays, cause to be distributed like funds relating to the payment of principal or interest (ratably in accord with the respective amount of principal and interest then due and owing each Bank) or fees (ratably in accord with the amount owing each) to the Banks, and like funds relating to the payment of any other amount payable to such Bank, in each case to be applied in accordance with the terms of this Agreement. Unless the Company otherwise directs, principal prepayments shall be applied first to the Domestic Rate Loans and then to the Eurodollar Loans in the order of their maturity. Unless the Agent shall have been notified by the Company prior to the date a payment of principal or interest is due hereunder that the Company does not intend to make such payment (the right of the Company to give such a notice to be to only avoid the application of this sentence and to not in any manner imply that the Company has a right not to make a payment of principal or interest as and when the same becomes due) the Administrative Agent may assume that the Company has made such payment available to the Administrative Agent on such date and the Administrative Agent may in reliance upon such assumption distribute an amount equal to the amount of such payment to the Banks. If such payment is not in fact made available to the Administrative Agent by the Company and the Administrative Agent has made the amount of such payment available to the Banks, each Bank shall promptly upon demand of the Administrative Agent return the amount of the payment so remitted to it to the Administrative Agent together with interest thereon in respect of each day during the period commencing on the date such amount was paid to such Bank and ending on but excluding the date the Administrative Agent recovers such amount from such Bank at a rate per annum equal to the Federal Funds rate for each day as determined by the Administrative Agent using the principle set forth in clause (ii)(x) of the definition of the term "Domestic Rate" (or in the case of a day which is not a Business Day, then for the preceding Business Day).

         Section 3.9. Funding by Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank prior to noon (New York time) on the date a Borrowing is to be made that such Bank does not intend to make its Loan available to the Administrative Agent (which notice a Bank shall not be entitled to give unless a condition precedent to lending has not been satisfied or waived), the Administrative Agent may assume that such Bank has made such Loan available to the Administrative Agent on such date and the Administrative Agent may in reliance upon such assumption make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made such amount available to the Company, the Administrative Agent shall be entitled to receive such amount from such Bank forthwith upon its demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on but excluding the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds rate for each day as determined by the Administrative Agent using the principles set forth in clause (ii)(x) of the definition of the term "Domestic Rate" (or in the case of a day which is not a Business Day, then for the preceding Business Day). If such Bank has not made such funds available within one Business Day of the Agent's demand therefor, the Company shall, promptly upon demand of the Administrative Agent, return such funds to it together with interest thereon at the same daily rate per annum specified in the immediately preceding sentence.

SECTION 4.        REPRESENTATIONS AND WARRANTIES.

         The Company represents and warrants to each of the Banks as follows:

         Section 4.1. Corporate Organization and Authority. The Company and each Subsidiary,

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization identified herein;

                  (b) has all requisite power and authority and all licenses and permits necessary in any respect material to it taken as a whole to own and operate its material properties and to carry on its business as now conducted; and

                  (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary if the failure to be so licensed or qualified would materially and adversely affect its business, properties or operations.

         Section 4.2. Financial Statements. (a) The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1998, and the related statement of income for the fiscal year ending on such date reported on by Price Waterhouse and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 1999 and the related statements of income and cash flow for the three-month period then ended (copies of which have been furnished to the Banks), have been prepared in accordance with AAP consistently applied and present fairly in accordance with AAP the financial condition of the Company and its Subsidiaries as of such dates and the results of operations and changes in the financial position for such fiscal periods.

         (b) Since December 31, 1998 there has been no material adverse change in the financial condition or business of the Company and its Subsidiaries taken as a whole, from the most recent above-described balance sheet as of such date.

         Section 4.3. Full Disclosure. The financial statements referred to in
Section 4.2 hereof and Schedule 4.3 hereof do not, nor do the written statements, if any, furnished by the Company to any Bank in connection with the negotiation of or its participation in this Agreement, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained therein not misleading except as corrected in subsequent written statements furnished the Banks, the Banks acknowledging that as to any projections furnished to any Bank, the Company represents only that such projections were made on the basis of assumptions the Company believes to be reasonable.

         Section 4.4. Restrictions on the Company. The Company is not a party to or bound by any note, contract, indenture, agreement, instrument, order of any court or governmental agency, law or rule or regulation which (i) restricts or limits in any material respect the right or ability of the Company to incur the indebtedness and obligations contemplated herein or (ii) which would render any of the Company's obligations hereunder or under the Notes void or unenforceable.

         Section 4.5. Pending Litigation. Except as set forth on Schedule 4.5, there are no proceedings pending or, to the knowledge of the Company threatened against the Company or its Subsidiaries in any court or before any governmental authority or arbitration board or tribunal in which, either individually or in the aggregate, there is a reasonable possibility of an adverse decision which could result in any material adverse change in the properties, business, profits or financial condition of the Company and its Subsidiaries or could result in the Company's obligations under this Agreement or the Notes being declared invalid or unenforceable. The Company and its Subsidiaries are not in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

         Section 4.6. Licenses and Franchises. The Company and its Subsidiaries own or possess all patents, trademarks, trade names, service marks, copyrights, licenses, franchises and rights necessary and material to them for the conduct of their business, without any known conflict by, or with the rights of, others.

         Section 4.7. Financing is Legal and Authorized. The execution and delivery of this Agreement, the Borrowings hereunder, the issuance of the Notes in evidence thereof and compliance by the Company with all of the provisions hereof and of the Notes:

                  (a) are within the corporate powers of the Company and have been duly authorized by proper corporate action on the part of the Company; and

                  (b) will not (i) violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company or Subsidiary thereof is a party or by which it may be bound if the violation, conflict or default in question (aa) could reasonably be expected to have or does have a material adverse effect on the financial condition or business of the Company or its Subsidiaries or on the ability of the Company to perform its obligations hereunder and under the Notes or (ab) would render any of the Company's obligations hereunder or under the Notes void or unenforceable or (ii) result in the imposition of any Liens on any property of the Company or any Subsidiary thereof not permitted hereby.

         Section 4.8. Agreement and Notes Valid and Binding. This Agreement and the Notes each constitute the legal, valid and binding contract and agreement of the Company enforceable in accordance with their respective terms except as such terms may be limited by bankruptcy, insolvency or similar laws and legal and equitable principles affecting or limiting the enforcement of creditor's rights generally.

         Section 4.9. No Defaults. No Default or Event of Default has occurred and is continuing.

         Section 4.10. Governmental Consent. No approval, authorization, consent or withholding of objection on the part of any regulatory body, state, federal or local, is necessary in connection with the execution and delivery by the Company of this Agreement, the issuance of the Notes, any Borrowing hereunder, compliance by the Company with any of the provisions of this Agreement or the Notes or for the validity or enforceability of this Agreement or the Notes except for any of such which have been obtained and are in full force and effect.

         Section 4.11. Taxes. All tax returns required to be filed by the Company and its Subsidiaries in any jurisdiction have, in fact, been filed, except where the failure to file such returns would not have a material adverse effect on the Company and its Subsidiaries as a whole or on the Company's ability to perform its obligations hereunder and under the Notes. All taxes, assessments, fees and other governmental charges upon the Company and its Subsidiaries or upon any of their properties, income or franchises which are shown to be due and payable in such filed returns have been paid. For all taxable years ending on or before December 31, 1990, the Federal income tax liability of the Company and, for all taxable years ending on or before December 31, 1991, the Federal income tax liability of the Company's Subsidiaries, have been satisfied and the statutes of limitations on assessment of additional Federal income tax has expired. The Company does not know of any proposed additional federal or state tax assessment against it or a Subsidiary for which adequate provision has not been made in its accounts in accordance with AAP. The provisions for taxes on the books of the Company and its Subsidiaries are adequate in all material respects for all open years, and for its current fiscal year.

         Section 4.12. Not an Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.13. Use of Proceeds. None of the proceeds of the Loans will be used, directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock," within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of such Regulation U.

         Section 4.14. ERISA. No "employee pension benefit plans," as defined in ERISA ("Plans" and individually a "Plan"), maintained by the Company or any Subsidiary or any Person which is under common control with the Company or any Subsidiary thereof within the meaning of Section 4001(b) of ERISA, nor any trusts created thereunder, have incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed the value of the assets of the Plans allocable to such vested benefits, in either case in any respect material to the Company and the Primary Subsidiaries.

         Section 4.15. Compliance with Law. The Company and its Subsidiaries are not (i) in default under any order, writ, injunction or decree of any court of competent jurisdiction or (ii) in default under any law, ordinance, order, regulation, license or demand of any federal, state, municipal or other governmental agency, which default may, in each case, reasonably be expected to have consequences which would materially and adversely affect the business or properties of the Company and its Subsidiaries taken as a whole.

         Section 4.16. Pari Passu. All the payment obligations of the Company arising under or pursuant to this Agreement and the Notes will at all times rank pari passu with or senior to all other unsecured and unsubordinated obligations of the Company and will be accounted for as an unsubordinated liability.

         Section 4.17. Ratings. As of the date hereof the Company has a Moody's Rating of not less than Aa3 and an S&P Rating of not less than AA.

         Section 4.18. Year 2000 Compliance. The Company has conducted a comprehensive review and assessment of the computer applications of the Company and its Subsidiaries and has made inquiry of its and their material suppliers, vendors (including data processors) and customers, with respect to any defect in computer software, data bases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use at any time of any data which is before, on or after December 31, 1999, in connection therewith. Based on the foregoing review, assessment and inquiry, the Company believes that no such defect could reasonably be expected to have a material adverse effect on the business or financial affairs of the Company and its Subsidiaries on a consolidated basis.

SECTION 5.        CONDITIONS PRECEDENT.

         Section 5.1. Conditions to Effectiveness. The obligation of the Banks to make the initial Loans hereunder shall be subject to the satisfaction of the following conditions precedent:

                  (a) the Agent shall have received an opinion of John T. Mulrain, Esquire, counsel to the Company covering the matters set forth on Exhibit B hereto;

                  (b) the Agent shall have received for each Bank a Note of the Company in the amount of such Bank's Commitment and a Note of each Borrower for such Bank, each properly signed and completed;

                  (c) the Administrative Agent shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the Notes to the extent the Banks or their counsel may reasonably request, together with a certificate of the secretary or any assistant secretary of the Company attesting to the incumbency and specimen signatures of the officers of the Company executing this Agreement and the Notes and authorized to act hereunder;

                  (d) the Administrative Agent shall have received a copy of the charter and by-laws of the Company; and

                  (e) legal matters incident to the execution and delivery of this Agreement and the Notes shall be reasonably satisfactory to the Banks and their counsel.

         Section 5.2. All Loans. The obligation of the Banks to make any Loan hereunder (including the initial Loans) shall be subject to the following conditions precedent:

                  (a) the Administrative Agent shall have received the notice required hereunder;

                  (b) each of the representations and warranties set forth in
         Section 4 hereof shall be and remain true and correct as of said time except to the extent such a representation or warranty relates solely to an earlier date and except that the representations and warranties made in the first sentence of Section 4.2(a) shall be deemed to refer to the most recent quarterly or annual report, respectively, furnished to the Banks pursuant to Section 6.6 hereof; and

                  (c) no Default or Event of Default shall have occurred and be continuing or will occur as a result of making such Loan.

         Each notice requesting that a Loan be made shall be and constitute a warranty as to the matters specified in subsections (b)and (c) above, but prior to funding, the Company shall confirm the foregoing by delivering a certificate to the Administrative Agent in the form annexed hereto as Exhibit C signed by an Authorized Representative, it being agreed that such certificate may be delivered by facsimile communication, with the original delivered by the close of business on the Business Day following the date of funding.

SECTION 6.        COMPANY COVENANTS.

         The Company agrees that, so long as any Note is outstanding hereunder or any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required
Banks:

         Section 6.1. Corporate Existence, Etc. The Company will, and (subject to Section 6.11 hereof) will cause each Subsidiary to, preserve and keep in force and effect its corporate existence and all material franchises, licenses and permits necessary to the proper conduct of its business; provided, however, that the Company and its Subsidiaries shall not be required to preserve any such franchise, license or permit if the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

         Section 6.2. Insurance. The Company will, and will cause its Subsidiaries to, maintain insurance coverage by financially sound and reputable insurers in such forms and amounts, with such deductibles and against such risks, as are customary for business entities of established reputation engaged in the same or a similar business and owning and operating similar properties.

         Section 6.3. Taxes, Compliance with Laws. (a) The Company will, and will cause its Subsidiaries to, promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of all or any part of its property or business; provided the Company and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings and either (aa) such proceedings will prevent the forfeiture or sale of any property of the Company and its Subsidiaries or any material interference with the use thereof by the Company and its Subsidiaries or any material interference with the conduct of the business of the Company and its Subsidiaries or (ab) no such forfeiture, sale or interference has occurred or is reasonably likely to occur and (ii) the Company or the Subsidiary shall have set aside on its books reserves deemed by the Company in its reasonable business judgment to be adequate with respect thereto or such greater amount as may be required by AAP.

(b) The Company will, and will cause its Subsidiaries to, comply, in all material respects, with all laws, ordinances and governmental rules and regulations to which it is subject, the violation of which would materially and adversely affect the properties, business, profits or financial condition of the Company and its Subsidiaries taken as a whole.

         Section 6.4. Maintenance of Properties. The Company will maintain, preserve and keep, and cause each Subsidiary thereof to maintain, preserve and keep, its properties which are necessary to it for the conduct of its business in good repair and working order (ordinary wear and tear excepted) and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

         Section 6.5. Nature of Business. The Company will not, and will not permit any Subsidiary to, engage in any business or activity or acquire all or any substantial part of any Person or of the assets or business of any Person if, as a result, the general nature of the business which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

         Section 6.6. Reports and Rights of Inspection. The Company will, and will cause its Subsidiaries to, keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company and its Subsidiaries in accordance with AAP and will furnish to the Banks:

                  (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year, copies of:

                           (1) a statutory balance sheet of the Company as of
                  the close of such quarterly period, and

                           (2) a statutory statement of income of the Company
                  for such quarterly period and for the portion of the fiscal year then ended,

         in each case setting forth in comparative form the figures for or as of the end of the preceding fiscal year, all in reasonable detail and certified as presenting fairly in accordance with AAP the financial condition of the Company as of the end of such period and the results of operations for such period by an Authorized Representative;

                  (b) Annual Statements of the Company. As soon as available and in any event within 120 days after the close of each fiscal year of the Company, copies of:

                           (1) a consolidated balance sheet of the Company and
                  its Subsidiaries as of the close of such fiscal year, and

                           (2) consolidated statements of income and cash flows
                  of the Company and its Subsidiaries for such fiscal year,

         in each case setting forth in comparative form the figures for or as of the end of (as appropriate) the preceding fiscal year and prepared in accordance with AAP, all in reasonable detail and accompanied by an opinion thereon of Price Waterhouse or another firm of independent public accountants of recognized national standing, selected by the Company (the "Auditors") and reasonably acceptable to the Administrative Agent, to the effect that the financial statements have been prepared in accordance with AAP (except for changes in application in which such accountants concur) and present fairly in all material respects in accordance with AAP the financial condition of the Company and its Subsidiaries as of the end of such fiscal year and the results of their operations for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                  (c) Notice of Downgrade. Promptly upon becoming aware of same, notice of any downgrade by any rating agency in its financial strength rating for the Company;

                  (d) Annual Reports. Promptly upon it becoming available, a copy of each annual statement filed by the Company with the insurance department of the State of New York;

                  (d) Requested Information. With reasonable promptness, such other data and information as any Bank may reasonably request;

                  (f) Officers' Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an Authorized Representative stating that he has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Sections 6.7(b), 6.8 and 6.9, both inclusive, hereof at the end of the period covered by the financial statements then being furnished, and (ii) to the best of his knowledge, whether there exists on the date of the certificate or existed at any time during the period covered by such financial statement any Default or Event of Default and, if any such condition or event exists on the date of the certificate or existed during such period, specifying the nature and period of existence thereof and the action the Company is taking, has taken or proposes to take with respect thereto; and

                  (g) Certain Notices. Promptly after knowledge thereof shall have come to the attention of any Authorized Representative:

                           (i) notice of any Default or Event of Default
                  specifying the nature and period of existence thereof and the action the Company is taking, has taken or proposes to take with respect thereto;

                           (ii) notice of any pending or overtly threatened
                  litigation or governmental proceeding against the Company or any Subsidiary which in the good faith judgment of the Company involves a reasonable possibility of materially and adversely affecting the financial condition of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations hereunder and under the Notes or the validity or enforceability of any of the Company's obligations hereunder or under the Notes; and

                           (iii) notice of the occurrence of any other event or
                  condition which in the reasonable judgment of the Company materially and adversely affects the financial condition or business prospects of the Company and its Subsidiaries taken as a whole.

Without limiting the foregoing, the Company will permit each Bank (or such persons as any Bank may designate), to visit and inspect, under the Company's reasonable guidance, any of the properties of the Company, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom (except with respect to confidential proprietary nonfinancial information), and to discuss its affairs, finances and accounts with its respective officers and employees and auditors, all at such reasonable times and as often as may be reasonably requested.

         Section 6.7. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien of any kind on its Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any Property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, any Property or assets upon conditional sales agreements or other title retention devices, except:

                  (a) Liens incurred in the ordinary course of business (x) for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith in compliance with Section 6.3 hereof, (y) to carriers, warehousemen, mechanics, materialmen and landlords for sums not overdue for a period of 45 days or more or being contested in good faith, or (z) for workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits;

                  (b) Liens on real property and related assets granted to any home loan bank, provided that the aggregate amount of Debt secured by all such Liens, when taken together with the aggregate amount of Adjusted Debt secured by Liens permitted by clause (g) of this Section
         6.7 shall not exceed $100,000,000 (or its equivalent in any other currency) at any one time outstanding;

                  (c) any Lien (including judgment liens) arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and are either covered in full (subject to a deductible in an amount which, if paid, would not have a material adverse effect on the financial condition of the Company and its Subsidiaries), by insurance as to which the carrier admits liability or the amount secured by such Lien and not so covered by insurance is less than $10,000,000 in the aggregate (or its equivalent in any other currency);

                  (d) any Lien resulting from deposits which the Company or a Subsidiary thereof is required to make under the laws, rules, regulations or administrative practices of any state or jurisdiction in which the Company or such Subsidiary is qualified to do business;

                  (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially detract from the value of such property or impair the use thereof;

                  (f) Liens on assets acquired by the Company or a Subsidiary thereof in satisfaction of past due obligations owing it which were in existence at the time of acquisition, provided that neither the Company nor any Subsidiary assumes liability for the indebtedness secured by such Liens; and

                  (g) Liens not otherwise permitted by this Section 6.7 securing liabilities not in excess of $5,000,000 at any one time outstanding.

         Section 6.8. Total Debt to Adjusted Capital. The Company will not at any time permit the consolidated Debt of the Company and its Subsidiaries to exceed 75% of Adjusted Capital.

         Section 6.9. Risk Based Capital. The Company will maintain a minimum Risk Based Capital Ratio of not less than 1.75 to 1.

         Section 6.10. ERISA Compliance.

         (a) Relationship of Vested Benefits to Pension Plan Assets. The Company will, and will cause its Subsidiaries to, at all times maintain the qualified status of those Plans which are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company will not, and will not permit any Subsidiary to, at any time terminate any Plan subject to Title IV of ERISA unless on the date of such termination the present value of all employee benefits vested under such Plan does not exceed the present value of the assets allocable to such vested benefits.

         (b) Valuations. All assumptions and methods used to determine the actuarial valuation of vested employee benefits under Plans subject to Title IV of ERISA at any time maintained by any one or more of the Company or its Subsidiaries and the present value of assets of such Plans shall be reasonable in the good faith judgment of the Company and shall comply with all requirements of law in all material respects.

         (c) Prohibited Actions. Neither the Company nor any Subsidiary thereof nor any Plan at any time maintained by the Company or any such Subsidiary will:

                  (1) engage in any "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which is not entitled to an exemption under ERISA or the Code;

                  (2) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived; or

                  (3) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Company or any Subsidiary thereof pursuant to Section 4068 of ERISA.

         Section 6.11. Mergers, Consolidations and Sales of Assets. The Company will not, and will not permit any Subsidiary to, (a) consolidate with or be a party to a merger with any other Person or (b) sell, lease or otherwise dispose of any substantial part of its Properties, provided that the foregoing shall not apply to or operate to prevent (i) reinsurance and similar risk sharing arrangements entered into in the ordinary course of business, (ii) sales or other dispositions of assets acquired in satisfaction of obligations owing the Company or a Subsidiary, (iii) mergers of a Subsidiary with and into the Company and other mergers not involving the Company, or (iv) the sale of all or any substantial part of the assets of, or of the equity interests held by the Company in, any Subsidiary so long as in the case of each of the matters described in clauses (i) through (iv) above, no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof.

         Section 6.12. Year 2000 Assessment. The Company shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Subsidiaries) are able to effectively process dates, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could cause a material adverse effect on the business or financial affairs of the Company and its Subsidiaries taken on a consolidated basis. At the request of the Administrative Agent, the Company will provide the Administrative Agent with written assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Administrative Agent as to the capability of the Company and its Subsidiaries to conduct its and their businesses and operations before, on or after January 1, 2000, without experiencing a Year 2000 Problem causing a material adverse effect.

SECTION 7.        EVENTS OF DEFAULT AND REMEDIES.

         Section 7.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

                  (a) Default in the payment when due of any principal amount of any Note or any Loan evidenced thereby or default for two Business Days in the payment when due of any interest thereon or any other amount payable by the Company hereunder; or

                  (b) Default shall be made in the payment of the principal of or interest on any Debt of the Company or any Subsidiary in an amount in excess of $1,000,000 (or its equivalent in any other currency) as and when the same shall become due and payable by the lapse of time, by declaration, by call for redemption or otherwise, and such default shall continue beyond any period of grace or notice, if any, allowed with respect thereto or any other default shall have occurred under the terms of any instrument or agreement evidencing or setting forth terms and conditions applicable to Debt of the Company or any Subsidiary in an amount in excess of $1,000,000 (or its equivalent in any other currency), such default shall have been declared by the requisite holder or holders of such Debt and any period of grace applicable thereto shall have expired; or

                  (c) Default shall be made in the payment when due of any amount payable by the Company or Subsidiary thereof under any policy of insurance, surety bond or similar undertaking, provided that the failure to pay a disputed claim shall not be an Event of Default hereunder if and so long as the Company or the applicable Subsidiary is contesting such claim in good faith by appropriate actions or proceedings and, if the amount involved is material, the Company or the applicable Subsidiary shall have set aside on its books reserves deemed by the Company in its reasonable judgment to be adequate with respect thereto or such greater amount as may be required by AAP; or

                  (d) Default shall occur in the observance or performance of any covenant or agreement contained in Section 6.11 hereof; or

                  (e) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 20 days after the date on which notice of such default is first given to the Company by the Administrative Agent or any Bank; or

                  (f) Any representation or warranty made or deemed made by the Company herein, or in any statement or certificate furnished in connection with this Agreement or any Loan or furnished pursuant hereto, is untrue in any material respect as of the date of the issuance or making (or deemed issuance or making) thereof; or

                   (g) Final judgment or judgments for the payment of money not fully covered by insurance as to which the carrier has admitted, accepted or assumed liability aggregating in excess of $5,000,000 (or its equivalent in any other currency) is or are outstanding against the Company or any Subsidiary thereof or against any of their Property (other than judgments which are nonrecourse as to the Company and its Subsidiaries and are outstanding only against Property acquired by the Company in satisfaction of past due obligations owing it) and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

                  (h) the Company shall cease to be a mutual insurance company owned by its policyholders; or

                  (i) A custodian, receiver, liquidator, rehabilitator, conservator or trustee of the Company or any Subsidiary, or of any of their Property, is appointed or takes possession; or an order is entered for the liquidation, dissolution or rehabilitation of the Company or any Subsidiary; or the Company or any Subsidiary generally fails to pay its debts as they become due or admits in writing its inability to pay its debts as they mature; or the Company or any Subsidiary is adjudicated bankrupt or insolvent; or any of their material Property is sequestered by court order and the order remains in effect for more than 45 days; or an application or a petition is filed against the Company or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, rehabilitation or conservation law of any jurisdiction, whether now or subsequently in effect; or

                  (j) The Company or any Subsidiary files a petition or consents to a petition or order seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, rehabilitation or conservation law of any jurisdiction, whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, trustee, liquidator, rehabilitator or conservator for the Company or any Subsidiary or any of their Property.

         Section 7.2. Non-Bankruptcy Defaults. When any Event of Default, other than an Event of Default described in subsection (i) or (j) of Section 7.1 hereof, has occurred and is continuing, the Agent may, and if so directed by Banks holding 66-2/3% or more of the outstanding principal balance of the Loans or, if no Loans are outstanding, Banks granting 66-2/3% or more of the Commitments shall, take either or both of the following actions: (i) terminate the Commitments of the Banks hereunder on the date (which may be the date thereof) stated in the notice from the Agent and (ii) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon said Notes, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable under this Agreement accrued through the date of such termination or declaration without further demand, presentment, protest or notice of any kind.

         Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsections (i) or (j) of Section 7.1 hereof has occurred and is continuing, then the principal of and accrued interest on all Notes shall immediately become due and payable together with all other amounts payable under this Agreement and then outstanding without presentment, demand, protest or notice of any kind, and the obligation of the Banks to extend further credit pursuant to any of the terms of this Agreement shall immediately terminate.

SECTION 8.        DEFINITIONS; INTERPRETATION OF AGREEMENT.

         Section 8.1. Definitions. The following terms when used herein shall have the following meanings, such terms to be equally applicable to both the singular and the plural of the terms defined:

         "AAP" shall mean the accounting practices prescribed or permitted by the Insurance Departments of the State of New York (or the relevant state of domicile of the Company and its insurance Subsidiaries at the relevant time) as such practices are predominantly promulgated by the National Association of Insurance Commissioners.

         "Adjusted Capital" shall mean as of the time of determination the sum at such time of (i) Capital and (ii) the Company's and its Subsidiaries' reserves for losses.

         "Administrative Agent" shall mean Bank of Montreal and its successors as Administrative Agent hereunder.

         "Agents" shall mean the Administrative Agent and the Documentation
Agent.

         "Applicable Eurodollar Margin" has the meaning specified in Section 2.2 hereof.

         "Asset Valuation Reserve" shall mean the consolidated asset valuation reserves of the Company and its Subsidiaries as computed in accordance with the asset valuation procedures of the National Association of Insurance Commissioners.

         "Assignment Agreement" has the meaning specified in Section 10.11 hereof.

         "Auditors" has the meaning specified in Section 6.6(b) hereof.

         "Authorized Representative" shall mean any one of the following officers of the Company: the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Chief Investment Officer or such other persons as may from time to time be designated as such in a writing from the Chief Financial Officer or Chief Investment Officer of the Company to the Administrative Agent.

         "Banks" shall mean the banks signatory hereto together with assignees pursuant to Section 10.11 hereof.

         "Borrowing" shall mean the total of Loans of a single type made by one or more of the Banks on a single date and, if such Loans are Eurodollar Loans, for a single Interest Period.

         "Borrowing Date" shall mean the date a Borrowing is to be funded pursuant to this Agreement, which must be a Business Day.

         "Business Day" shall mean any day other than a Saturday or Sunday on which banks are not authorized or required to close in any of Hartford, Connecticut, New York, New York and Chicago, Illinois and, when used with reference to Eurodollar Loans, a day on which banks are also open for business and dealing in United States Dollar deposits in London, England.

         "Capital" shall mean the sum for the Company and its Subsidiaries on a consolidated basis of their (i) unrestricted surplus accounts plus (ii) the Asset Valuation Reserve plus (iii) Surplus Notes issued by them.

         "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with AAP, but in any event including any lease entered into as part of a sale/leaseback transaction.

         "Capitalized Rentals" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company or a Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with AAP.

         "Code" has the meaning specified in Section 6.10(a) hereof.

         "Commitment" has the meaning specified in Section 1.1 hereof.

         "Company" shall mean Phoenix Home Life Mutual Insurance Company, a New York mutual insurance company.

         "Company Action Level" means 200% of the Authorized Control Level Risk-Based Capital of the Company. The Authorized Control Level Risk-Based Capital of the Company shall be computed in the manner from time to time prescribed by the Insurance Department of the State of New York for inclusion in the Annual Statement of the Company of such Department. Such Authorized Control Level Risk-Based Capital currently appears on page 23 of such statement in column 1, line 28.

         "Debt" of any Person shall mean and include, without duplication, the sum for such Person of all (i) obligations of such Person for borrowed money (but not including in any case unborrowed amounts under ordinary revolving loan commitments) or which have been incurred in connection with the acquisition of Property or assets other than current accounts payable, (ii) obligations secured by any Lien or other charge upon Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) obligations (other than obligations under any lease which is not a Capitalized Lease and obligations in an amount equal to the demand component of any contract providing for usual and customary utility services, including gas, water, electricity and wastewater treatment services) to purchase any Property or to obtain the services of another Person if the contract requires that payment for such Property or services be made regardless of whether such Property is delivered or such services are performed, except that no obligation shall constitute Debt solely because the contract provides for liquidated damages or reimbursement of expenses following cancellation, (v) all Guaranties by such Person, (vi) Capitalized Rentals (vii) obligations (absolute or contingent) in respect of letters of credit banker's acceptances, surety bonds and similar instruments but only to the extent that the instrument in question does not support an obligation of such Person already included in Debt or which would constitute a current account payable of such Person and (viii) net obligations under interest rate, currency and commodity swap contracts, options and other devices to hedge against changes in interest rates, foreign exchange rates and/or commodity prices, provided that the following shall be excluded from
Debt: (aa) repurchase obligations under short term securities lending arrangements with securities dealers and banks so long as such Person's repurchase obligation is conditional on delivery of the securities in question and (ab) Surplus Notes. The consolidated Debt of the Company and its Subsidiaries shall be computed without duplication, so that a Guaranty of a Subsidiary's Debt will not be added to consolidated Debt.

         "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

         "Documentation Agent shall mean Fleet National Bank.

         "Domestic Rate Loan" shall mean a Loan bearing interest as specified in
Section 2.1 hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as amended.

         "Eurodollar Loan" shall mean a Loan bearing interest as specified in
Section 2.2 hereof.

         "Event of Default" shall mean any of the events specified in Section
7.1 hereof.

         "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:

(i) to purchase on default such indebtedness or obligation or any Property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, or (iii) to lease Property or to purchase securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of such indebtedness or obligation, or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof resulting from the primary obligor's failure to pay or perform. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for money borrowed shall be deemed to be Debt equal to the principal amount of such outstanding Debt for money borrowed which has been guaranteed, and a Guaranty in respect of any other obligation or any dividend shall be deemed to be indebtedness equal to the maximum aggregate amount of such obligation or dividend for which the person guaranteeing may be liable.

         "Interest Period" shall mean the period commencing on the date a Borrowing of Loans is made and ending on the date, as the Company may select 1, 2, 3, or 6 months thereafter provided, however, that:

                  1. no Interest Period may extend beyond the Termination Date; and

                  2. whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided, that, in the case of an Interest Period for a Borrowing of Eurodollar Loans, if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day.

         For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

         "Lending Office" has the meaning specified in Section 2.9 hereof.

         "LIBOR Rate" has the meaning specified in Section 2.2 hereof.

         "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, without limitation, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes and including any Capitalized Lease. For the purpose of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to such Property has been retained by or vested in another Person for security purposes.

         "Loans" shall mean the Domestic Rate Loans and the Eurodollar Loans or any of them.

         "Moody's Rating" shall mean at any time the rating assigned by Moody's Investors Service, Inc. to the financial strength of the Company.

         "Notes" has the meaning specified in Section 3.2 hereof.

         "Person" shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         "Plan" has the meaning specified in Section 4.14 hereof.

         "Property" shall mean any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

         "Refunding Borrowing" has the meaning specified in Section 1.3(d) hereof.

         "Rentals" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal Property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         "Required Banks" shall mean Banks granting 66-2/3% or more of the Commitments or if the Commitments are not outstanding, Banks holding 66-2/3% or more of the outstanding principal amount of the Loans.

         "Risk Based Capital Ratio" shall mean, as of any time the same is to be determined, the ratio of adjusted capital of the Company to the Company Action Level of the Company. Adjusted capital, for the purpose of this definition, shall be computed in the manner from time to time prescribed by the Insurance Department of the State of New York as total adjusted capital for the inclusion in the Annual Statement of the Company to such department (currently appearing on page 23 of such annual statement in column 1, line 27 and currently consisting of capital and surplus, the asset valuation reserve of the Company and 50% of the Company's dividend liability).

         "S&P Rating" shall mean at any time the rating assigned by Standard & Poor's Ratings Services, a Division of the McGraw Hill Companies, to the financial strength of the Company.

         "Subsidiary" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves Subsidiaries of such parent corporation. Unless the context otherwise requires, references herein to Subsidiaries are references to Subsidiaries of the Company.

         "Surplus Notes" shall mean surplus notes issued in accordance with
Section 1307 of the New York Insurance Law and which are payable only out of free and divisible surplus with the prior approval of the Department.

         "Termination Date" shall mean August 17, 2000.

         "Voting Stock" shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of corporate directors (or Persons performing similar functions).

         Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with AAP, to the extent applicable, applied consistently (except for changes in application with respect to which the Auditors concur) with the principles used in preparation of the December 31, 1998 financial statements of the Company heretofore delivered to the Banks, except where such principles are inconsistent with the specific provisions of this Agreement.

         Section 8.3. Moody's Ratings and S&P Ratings. All references in this Agreement to particular Moody's Ratings and S&P Ratings are references to such ratings as currently defined by Moody's Investors Service, Inc. and/or Standard & Poor's Ratings Services and in the event either of such changes its rating system, each reference to a particular rating set forth in this Agreement shall be deemed to be a reference to the rating under such changed rating system which, in the reasonable judgment of the Administrative Agent, after consultation with the rating service involved, most closely approximates the level of financial strength associated with the particular rating as currently defined. Whenever a determination of compliance with any provision of this Agreement or any interest rate is dependent upon the availability of both a Moody's Rating and an S&P Rating and one or the other (but not both) of such rating services ceases to rate the financial strength of the Company, compliance with the applicable provisions of this Agreement and determinations of interest rates shall be made on the basis of the rating which is available. If for any reason neither a Moody's Rating nor an S&P Rating is available for the Company then in that event compliance with the provisions of this Agreement where a determination of such a rating is necessary and determinations of interest rates and fees shall be made by the Required Banks, after consultation with the Company, based on the Required Bank's good faith estimates of what such ratings would have been had they been available, the determination of the Required Banks in such regards to be final and conclusive provided that they have been made in good faith.

         Section 8.4. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9.        THE AGENTS FOR THE BANKS.

         Section 9.1. Appointment and Duties. For the convenience of the parties hereto, Bank of Montreal is appointed Administrative Agent hereunder by and for the Banks with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto, and by its execution hereof accepts such agency, solely for the purposes herein set forth and as such agency is described herein. The Administrative Agent shall have no authority to enforce, nor any duty or responsibility for the enforcement of, any of the terms hereof except as a Bank hereunder. Neither the Administrative Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it or them hereunder, except for its or their own gross negligence or wilful misconduct. The Administrative Agent shall be protected in acting upon any notice, request, certificate, letter, statement (oral or written) or other documents believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons and, in the case of legal matters, upon the advice of counsel selected by the Administrative Agent. The Agent may treat the Banks that are named herein as the holders of the Notes and the indebtedness contemplated herein unless and until the Administrative Agent receives notice of the assignment of a Note and indebtedness held by a Bank hereunder. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, hereunder in accordance with the instructions of the Required Banks, and such instructions of the Required Banks and any action taken or not taken pursuant thereto shall be binding on all Banks. The Administrative Agent shall be acting as an independent contractor hereunder and nothing herein shall be deemed to impose on the Administrative Agent any fiduciary obligations to the Banks or the Company. The Documentation Agent shall not have any right, power, obligations, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Documentation Agent shall not have or be deemed to have a fiduciary relationship with any Bank.

         Section 9.2. Sufficiency of the Agreement. The Agents take no responsibility for the truth of any warranties or representations given or made herein, except expressed representations made by the Agents herein, and the Agents shall not be responsible to the Banks for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Notes or any other related documents.

         Section 9.3. Independent Investigation. Each Bank warrants that it has made its own independent investigations of the financial condition and affairs of the Company in connection with the making and continuance of the Loans hereunder and has not relied upon information provided to such Bank by the Agent (provided that it is acknowledged that the Banks have relied on information provided to them by the Company through the Administrative Agent and the Company's liability therefor shall be the same as though they had directly provided such information to the Banks) and each Bank represents that it shall continue throughout the duration of this Agreement to make its own independent appraisal of the Company.

         Section 9.4. Agents as Banks. The Agents shall be under the same obligations and be entitled to the same rights and powers in its capacities as a Bank as if they were not the Agents and the Agents shall not be obliged by reason of their position as Agents to account to any other

Bank for any sum received by it hereunder in their capacity as a Bank or for the profit element thereof and the Agents or any Bank may, without liability to account to the other Banks, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, the Company's and its affiliates as if they were not the Agents or a Bank, as the case may be.

         Section 9.5. Indemnification of Agents. The Company and (to the extent not reimbursed by the Company) each Bank (pro-rata in accordance with their respective Commitments) agree to indemnify the Agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against them (in their capacities as such) in any way relating to or arising out of this Agreement, provided that neither the Company nor any Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements arising from the Agents' gross negligence or willful misconduct.

         Section 9.6. Refusal to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (other than liability for its own gross negligence or willful misconduct). In all cases in which this Agreement does not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder.

         Section 9.7. Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a bank or trust company organized or licensed under the laws of the United States or any State thereof with capital and surplus in excess of $500,000,000 (or its equivalent in any other currency). Upon the acceptance of any appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provision of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 10.       MISCELLANEOUS.

         Section 10.1. Waiver of Rights. No delay or failure on the part of the Administrative Agent or any Bank or the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof, or the exercise of any other power or right, preclude any other right or the further exercise of any other rights, and the rights and remedies hereunder of the Administrative Agent, the Banks and the holder or holders of any Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

         Section 10.2. Non-Business Day. (a) If any payment of principal or interest on any Domestic Rate Loan shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

         (b) If any payment of principal or interest on any Eurodollar Loan shall fall due on a day which is not a Business Day, the payment date therefor shall be extended to the next date which is a Business Day and the Interest Period for such Loan and the period for which interest is to be paid shall be accordingly extended, unless as a result thereof any payment date would fall in the next calendar month, in which case such payment date shall be the immediately preceding Business Day and the relevant Interest Period shall be correspondingly abbreviated. In either case the next Interest Period shall be measured from the payment date so adjusted.

         Section 10.3. Documentary Taxes. The Company agrees to pay any documentary, stamp or similar taxes payable in respect of this Agreement or any Note, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

         Section 10.4. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

         Section 10.5. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Eurodollar Loans, including, but not limited to, Sections 2.5, 2.8, 3.7, 10..3 and 10.12 hereof, and the other protective provisions hereof shall survive the termination of this Agreement and the payment of the Notes.

         Section 10.6. Set-off Sharing. Each Bank agrees with each other Bank a party hereto that in the event such Bank shall receive and retain any payment, whether by setoff or application of deposit balances or otherwise (other than pursuant to Section 10.11 hereof) on or in respect of its Notes or facility fees in excess of its ratable share of payments on all Notes and facility fee payments then outstanding to the Banks then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Notes or rights to payment of facility fees held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other

Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. The Company acknowledges and agrees that the Banks shall have the right to set off amounts due it against any claims of the Company purchased by them from other Banks pursuant to this Section 10.6, such right to be in addition to and not in lieu of any rights of setoff to which they would otherwise be entitled to exercise.

         Section 10.7. Notices. All communications provided for herein shall be in writing or by telex, telegraph or facsimile transmission, except as otherwise specifically provided for hereinabove, addressed, if to the Company at One American Row, Hartford, CT 06115, Attention: Raymond Cummings or if to the Administrative Agent or Banks at their respective addresses set forth opposite their respective signatures hereto, or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section 10.7. Any notice in writing shall be deemed to have been given or made when served personally or when received if sent by United States mail, and any notice given by telex or telegraphic means shall be deemed given when transmitted (answerback confirmed); provided that any notice to the Administrative Agent or any Bank under Sections l, 2 and 3 hereof shall only be effective upon receipt.

         Section 10.8. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, provided that the Company and Administrative Agent shall execute each counterpart, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

         Section 10.9. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Banks and their respective successors and permitted assigns, including any subsequent holder of any Note. The Company may not assign its rights or obligations hereunder without the prior written consent of all Banks.

         Section 10.10. Participants. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made by such Bank and in such Bank's Commitment at any time and from time to time to one or more other financial institutions, provided that no such participant shall have any rights under this Agreement or any Note (the participant's rights against the Bank granting its participation to be those set forth in the participation agreement between the participant and such Bank), no such Bank shall be relieved of its obligations to the Company under its Commitment and no such Bank shall agree with any such participant to refrain from agreeing to waivers, amendments or modifications hereunder or under the Notes without the consent of such participant except for waivers, amendments and modifications which pursuant to the terms of Section
10.13 hereof require the consent of all Banks. Each such Bank shall be entitled to the benefits of Sections 2.5, 2.8 and 3.7 hereof to the extent such Bank would have been so entitled had no such participation been sold.

         Section 10.11. Assignment Agreements. Each Bank may, from time to time, with the written consent of the Company and Administrative Agent (which will not in either instance be unreasonably withheld or delayed provided further that consent of the Company will not be required if an Event of Default has occurred and is continuing nor shall any such consent be required for an assignment to a Bank party hereto or to an affiliate of the assignor which is wholly owned by the assignor or by an entity which wholly owns the assignor), assign to other financial institutions part of the indebtedness evidenced by the Notes then owned by it together with an equivalent proportion of its obligation to make Loans hereunder pursuant to written agreements executed by the assignor, the assignee and the Company, which agreements shall specify in each instance the portion of the indebtedness evidenced by the Notes which is to be assigned to each such assignee and the portion of the Commitment of the assignor to be assumed by it (the "Assignment Agreements"), provided that the Company may in its sole discretion withhold its consent to any assignment by a Bank of less than all of its Commitment if as a result thereof the assignee will have a Commitment hereunder of less than $2,500,000. Upon the execution of each Assignment Agreement by the assignor, the assignee and the Company (i) such assignee shall thereupon become a "Bank" for all purposes of this Agreement with a Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank hereunder, (ii) the assignor shall have no further liability for funding the portion of its Commitment assumed by such other Bank and (iii) the address for notices to such Bank shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Company shall execute and deliver a Note to the assignee Bank, all such Notes to constitute "Notes" for all purposes of this Agreement, and there shall be paid to the Administrative Agent, as a condition to such assignment, an administrative fee of $3,500 plus any reasonable out-of-pocket costs and expenses incurred by it in effecting such assignment, such fee to be paid by the assignor or the assignee as they may mutually agree, but under no circumstances shall any portion of such fee be payable by or charged to the Borrowers. No provision of this Section 10.11 or of Section 10.10 hereof shall be deemed to affect or impair the right of any Bank to pledge and assign its Notes to a Federal Reserve Bank as collateral for obligations owing such Federal Reserve Bank without notice to or consent of the Administrative Agent or the Company.

         Section 10.12. Costs and Expenses. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of such Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes, and the other instruments and documents to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to all of the foregoing, and all reasonable costs and expenses (including reasonable attorneys' fees), incurred by the Administrative Agent, the Banks or any other holders of a Note in connection with a default or the enforcement of this Agreement or the Notes and the other instruments and documents to be delivered hereunder or thereunder. The Company agrees to indemnify and save harmless the Banks, and the Administrative Agent from any and all liabilities, losses, costs and expenses incurred by the Banks, or the Administrative Agent in connection with any action, suit or proceeding brought against the Administrative Agent or any Bank by any Person which arises out of the transactions contemplated or financed hereby or by the Notes or out of any action or inaction by the Agent or any Bank hereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party to be indemnified. The provisions of this

Section 11.12 and the protective provisions of Sections 2 and 3.7 hereof shall survive payment of the Notes.

         Section 10.13. Amendments and Waivers. No provision of this Agreement may be amended or waived except in writing signed by the Company and the Required Banks and, if the rights or duties of the Agent are affected thereby, by such Agent; provided that no such amendment or waiver shall, unless signed by all Banks, (i) increase or extend any Commitment or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees due a Bank hereunder, (iii) change the stated time or manner of any payment of principal of or interest on any Loan or any fees due a Bank hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, required for the Banks or any of them to take any action under this Section 10.13 or any other provisions of this Agreement or (v) amend or modify Section 1.1, 2.5, 2.6, 2.7, 2.8, 3.7, 10.5, 10.6, 10.10, 10.11, 10.12 or 10.13 hereof.

         Section 10.14. Governing Law. This Agreement and the Notes, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York.

         Section 10.15. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

         Section 10.16. Headings and Severability. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction."

         Section 10.17. Consent to Jurisdiction. The Company irrevocably submits to the non exclusive jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Agreement or the Notes. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue or any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

         Section 10.18. Waiver of Trial by Jury. Each of the Agents, the Banks and the Company knowingly, voluntarily and intentionally waives any right it may have to a trial by jury in respect of any litigation arising out of, under or in connection with this Agreement, the notes or the transactions contemplated thereby. Further, the Company hereby certifies that no representative or agent of the Agents or the Banks, or counsel to the Agents or the Banks, has represented, expressly or otherwise, that the Agents or the Banks would not, in the event of such litigation, seek to enforce this waiver of right to jury trial provision. The Company acknowledges that the

Agent and the Banks have been induced to enter into this Agreement by, inter alia, the provisions of this Section 10.18.

         Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

         Executed and delivered as of this 18th day of August, 1999.

                                         PHOENIX HOME LIFE MUTUAL INSURANCE
                                           COMPANY


                                         By  /s/ Raymond E. Cummings
                                           -------------------------------------
                                                 Raymond E. Cummings
                                                 Its Treasurer

         Accepted and agreed to as of the day and year last above written.

Address and Amount and Percentage of
  Commitment:

                                           BANK OF MONTREAL
                                           individually and as Agent


                                         By  /s/ Brian L. Banka
                                           -------------------------------------
                                                 Brian L. Banka
                                                 Its Director


Commitment:                                Lending Office:
$25,000,000                                Bank of Montreal
                                           115 South LaSalle Street
                                           Chicago, Illinois 60603
                                           Attention:  Manager-Loan Operations

                                         FLEET NATIONAL BANK


                                         By  /s/ Jan-Gee W. McCollam
                                           -------------------------------------
                                                 Jan-Gee W. McCollam
                                                 Its Senior Vice President
                                                 for Elizabeth Shelley


Commitment:                              Lending Office:
$20,000,000                                Fleet National Bank
                                           777 Main Street
                                           Hartford, CT 06115
                                           Attention:  Elizabeth B. Shelley,
                                                       Vice President

                                         THE CHASE MANHATTAN BANK


                                         By  /s/ Larry Karp
                                           -------------------------------------
                                                 Larry Karp
                                                 Its Vice President


Commitment:                              Lending Office:
$11,000,000                                Chase Manhattan Bank
                                           270 Park Avenue, 15th Floor
                                           New York, NY 10017
                                           Attention:  Heather Lindstrom,
                                                       Vice President

                                         DEUTSCHE BANK AG, NEW YORK AND/OR
                                           CAYMAN ISLAND BRANCHES


                                         By  /s/ George Korchowsky
                                           -------------------------------------
                                                 George Korchowsky
                                                 Its Vice President


                                         By  /s/ Susan A. Maros
                                           -------------------------------------
                                                 Susan A. Maros
                                                 Its Managing Director


Commitment:                              Lending Office:
$11,000,000                                Deutsche Bank AG
                                           31 West 52nd Street
                                           New York, NY 10019
                                           Attention:  Susan Maros,
                                                       Managing Director

                                         KEYBANK NATIONAL ASSOCIATION


                                         By  /s/ Frank J. Jancar
                                           -------------------------------------
                                                 Frank J. Jancar
                                                 Its Vice President


Commitment:                              Lending Office:
$11,000,000                                KeyBank National Association
                                           127 Public Square
                                           Cleveland, Ohio 44114
                                           Attention:  Larry Mack,
                                                       Senior Vice President

                                         STATE STREET BANK AND TRUST CO.


                                         By  /s/ Edward M. Anderson
                                           -------------------------------------
                                                 Edward M. Anderson
                                                 Its Vice President


Commitment:                              Lending Office:
$11,000,000                                State Street Bank and Trust Co.
                                           2 Avenue de Lafayette, LCC 2N
                                           Boston, MA 02110
                                           Attention:  Edward Anderson,
                                                       Vice President

                                         SUNTRUST BANK, ATLANTA


                                         By  /s/ W. David Wisdom
                                           -------------------------------------
                                                 W. David Wisdom
                                                 Its Vice President


Commitment:                              Lending Office:
$11,000,000                                SunTrust Bank, Atlanta
                                           200 South Orange Avenue
                                           Orlando, FL 32801
                                           Attention:  Darryl Weaver

                                    EXHIBIT A

                                      NOTE
                                                               ___________, 1999
                                                              New York, New York

         FOR VALUE RECEIVED, the undersigned, PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY (the "Company") promises to pay to the order of ______________________________ (the "Bank") at the office of Bank of Montreal in Chicago, Illinois the aggregate unpaid principal amount of all Loans made by the Bank to the Company under its Commitment provided for under the Credit Agreement hereinafter mentioned, and with each Loan to mature and become payable as and when specified in such Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in said Credit Agreement.

         The Bank shall record on its books or records or on a schedule to this Note which is a part hereof the principal amount of each Loan, all payments of principal and interest and the principal balances from time to time outstanding, whether such Loan is a Eurodollar Loan or Domestic Rate Loan and, in the case of any such Eurodollar rate and Interest Period applicable thereto; provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of the Bank to record any of the foregoing or any error therein shall not limit or otherwise affect the obligations of the Company hereunder or under the Credit Agreement.

         This Note is one of the Notes referred to in and issued under that certain Credit Agreement dated as of August 18, 1999 between the Company, Bank of Montreal as Administrative Agent, FLEET NATIONAL BANK as Documentation Agent, and the Banks named therein, as amended from time to time (the "Credit Agreement"), and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in the Credit Agreement.

         Prepayments may be made on the Loans evidenced hereby and this Note (and the Loans evidenced hereby) may be declared or may become due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement. This Note shall be construed in accordance with and governed by the laws of the State of New York.

                                      PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                      By
                                         Its____________________________________

                                    EXHIBIT B


                         DESCRIPTION OF CLOSING OPINION
                           OF COUNSEL FOR THE COMPANY

         The closing opinion of counsel for the Company, called for by the Credit Agreement, shall be addressed to the Banks from time to time party to the Credit Agreement, and shall be to the effect that:

         Unless otherwise defined therein, capitalized terms used therein shall have the meanings assigned to such terms in the Credit Agreement.

         Such counsel has reviewed the corporate proceedings taken by the Company in connection with the Credit Agreement and the instruments and the transactions contemplated thereby. In addition, such counsel has examined and relied upon copies of the Credit Agreement, the Articles of Incorporation and the Bylaws of the Company as in effect on the date of such opinion, copies of supporting resolutions adopted by the Board of Directors of the Company and the transactions contemplated thereby and certificates executed by officers of the Company addressing facts material to such counsel's opinions as such counsel considers necessary or appropriate for the basis of the opinions expressed.

         In making the examination of such agreements and instruments in connection with the opinions expressed herein, such counsel has assumed the genuineness of all signatures (other than those on behalf of the Company) and the authenticity of all documents submitted to such counsel as originals and the conformity with the originals of all documents submitted to such counsel as copies and has further assumed that each of the Banks has the corporate power to enter into and perform its obligations under the Credit Agreement and has assumed with respect to each of them due authorization by all requisite corporate action, due execution and delivery and the valid and binding effect of such documents and agreements, and compliance by the Banks with applicable law.

         Such counsel may further assume that each Note issued by the Company on the date of such opinion is identical save the name, address and the like of each Bank.

         Based upon the foregoing and such other assumptions as are set forth therein, such counsel shall opine that:

                   (1) The Company is a corporation, duly incorporated, legally existing and in good standing under the laws of the State of its incorporation, and the Company have corporate power and authority and are duly authorized to enter into and perform the Credit Agreement and to issue the Notes and incur the indebtedness to be evidenced thereby and to conduct their business substantially as now conducted.

                   (2) The execution, delivery and performance by the Company of the Credit Agreement and the issuance by the Company of the Notes thereunder do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the Property of the Company or of any Subsidiary pursuant to the provisions of the Certificate of Incorporation or By-laws of the Company or any Subsidiary, nor to the best of the knowledge and belief of such counsel, under any material agreement or other instrument to which the Company or any Subsidiary is bound.

                   (3) The Credit Agreement and Notes have each been duly authorized, executed and delivered by the Company and each constitutes the legal, valid and binding contract and agreement of the Company enforceable in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency or similar laws, and legal and equitable principles, affecting or limiting the enforcement of creditors' rights generally.

                   (4) To the best knowledge of such counsel, there are no proceedings pending or threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal, not heretofore disclosed to the Banks, which question the validity or enforceability of the Credit Agreement or the Notes or involve the reasonable possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole.

                   (5) The execution and delivery of the Credit Agreement and the Notes, Borrowings under the Credit Agreement and performance by the Company of its obligations under the Credit Agreement and the Notes will not violate any provision of law or any order of any court or governmental authority or agency known to such counsel.

                   (6) No approval, consent or withholding of objection of or on the part of, or filing, registration or qualification with, any Federal or State governmental body is necessary in connection with the execution and delivery of the Credit Agreement or the issuance and delivery of the Notes thereunder or for the validity or enforceability of the Credit Agreement and the Notes.

         With respect to matters of fact on which such opinion is based, said counsel may reasonably rely on appropriate certificates of public officials and officers of the Borrowers if counsel states that he has no reason to believe such certificates are inaccurate. Said opinion is limited to the laws of the United States of America and the States of New York and Connecticut.

         Such opinion shall be delivered to the Banks under the Credit Agreement for their use and the use of their respective counsel, participants and assignees only. Such opinion may contain other reasonable assumptions and qualifications approved by the Agent and its counsel.

                                    EXHIBIT C


                              BORROWING CERTIFICATE



Bank of Montreal for itself and as
Administrative Agent for the Banks
from time to time party to the
Credit Agreement
dated August 18, 1999 with
Phoenix Home Life Mutual Insurance Company

Gentlemen:

         We refer to the Credit Agreement dated as of August 18, 1999 as currently in effect between us, as amended from time to time (the "Credit Agreement"), capitalized terms used without definition below to have the meanings ascribed to them in the Credit Agreement. We hereby confirm our request for Loans to be made to __________________ in the aggregate principal amount of $________________ to be funded by the Banks under the Credit Agreement on _____________ as a _______________(1) and in that regard represent to you that each of the conditions to Borrowing set forth in subsections (b) and (c) of
Section 5.2 of the Credit Agreement is satisfied and without limiting the generality of the forgoing after giving effect to the proposed Borrowing and to the application of the proceeds thereof the aggregate amount of outstanding bank borrowings and commercial paper of the Company will not exceed the maximum approved amount thereof.

         Dated as of this ____ day of ______________, 199__.


                                      PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY



                                      By
                                         Its____________________________________


----------
(1) Domestic Rate Loan or Eurodollar Loan, as appropriate.

                                  SCHEDULE 4.3
                                 FULL DISCLOSURE

Occupational Accident Reinsurance

         Effective March 1, 1995, Phoenix became a participant in an occupational accident reinsurance pool. In addition, effective October 1, 1996, Phoenix and American Phoenix Life and Reassurance Company, an indirect wholly-owned subsidiary of Phoenix, became a participant in a reinsurance facility of occupational accident reinsurance. A significant portion of the risk associated with the occupational accident reinsurance pool and the reinsurance facility is further retroceded by Phoenix and American Phoenix Life to several other unaffiliated insurance entities. Phoenix has terminated membership in the pool effective March 1, 1999 while American Phoenix Life and Phoenix terminated participation in the reinsurance facility effective October 1, 1998.

         Management's assessment of the reinsurance arrangements and related financial exposure to Phoenix and American Phoenix Life is ongoing. Based on current facts and circumstances, management believes these transactions will not materially affect the financial condition of Phoenix or American Phoenix Life.

                                  SCHEDULE 4.5

                    MATERIAL PENDING OR THREATENED LITIGATION

                                      NONE


                                      -2-